Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Mama's Creations, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $ 0.00001 per share	Rule 457(c)	2,666,667	$10.4175	$27,780,003.48	0.00013810	$3,836.42
Total Offering Amounts				-	$27,780,003.48	-	$3,836.42
Total Fees Previously Paid				-	-	-	-
Total Fee Offsets				-	-	-	-
Net Fee Due				-	-	-	$3,836.42

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock as may be issuable with respect to the shares being issued hereunder as a result of a stock split, stock dividend, capitalization or similar event.
(2)	Estimated pursuant to Rule 457(c) under the Securities Act solely for purposes of calculating the amount of the registration fee, based on the average of the high and low prices of the registrant’s common stock as reported on the Nasdaq Capital Market as of November 24, 2025 (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission).

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed
Fee Offset Claims	Mama’s Creations, Inc.	-	-	-	-	-	-	-	-